Exhibit 4.8

EXECUTION VERSION

AMENDED AND RESTATED DELIVERY SIDE LETTER (PORTFOLIO C AND PORTFOLIO D)

Dated May 3, 2018, but having effect as between the parties as of

28 February 2018

BETWEEN:

1)	FLY LEASING LIMITED, a Bermuda exempted company with its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (“Fly”); and
2)
INCLINE B AVIATION LIMITED PARTNERSHIP, a Cayman Islands exempted partnership with its registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 (“Incline”).

IT IS AGREED as follows:

1.          The parties have agreed to amend and restate that certain Delivery Side Letter (Portfolio C) dated February 28, 2018.

2.          The parties have agreed to enter into this Amended and Restated Delivery Side Letter (Portfolio C and Portfolio D) (this “Letter”) in connection with (i) that certain Aircraft Sale and Purchase Agreement dated February 28, 2018 among AirAsia Berhad (“AAB”), as guarantor, Asia Aviation Capital Limited (“AACL”), as seller, and Fly, as purchaser (as amended and acceded from time to time, the “FLY Portfolio C Sale Agreement”), (ii) that certain Aircraft Sale and Purchase Agreement dated February 28, 2018 among AAB, as guarantor, AACL, as seller, and Incline, as purchaser (as amended and acceded from time to time, the “Incline Portfolio C Sale Agreement” and, together with the FLY Portfolio C Sale Agreement collectively, the “Portfolio C Sale Agreements”), (iii) that certain Aircraft Sale and Purchase Option Agreement dated February 28, 2018 among AACL, as seller, Fly, as purchaser and AAB, as guarantor (as amended and acceded from time to time, the “FLY Portfolio D Sale Agreement”) and (iv) that certain Aircraft Sale and Purchase Option Agreement dated February 28, 2018 among AACL, as seller, Incline, as purchaser and AAB, as guarantor (as amended and acceded from time to time, the “Incline Portfolio D Sale Agreement” and, together with the FLY Portfolio D Sale Agreement collectively, the “Portfolio D Sale Agreements”).

3.          Capitalized terms used in this Letter shall, unless otherwise defined herein, have the meanings set forth in the Portfolio C Sale Agreements:

“BBAM” means BBAM Limited Partnership and its affiliates.

“NBB” means Nomura Babcock & Brown Co., Ltd., a Japanese company.

“Offer” means, with respect to an Aggregate Aircraft, delivery by AACL of the Delivery Notice related to such Aggregate Aircraft to a Purchaser.

“Purchaser” means each of Fly and Incline (individually or collectively as the context requires).

4.          For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fly and Incline agree that each of them shall cooperate so that, notwithstanding which of the Purchasers receives a particular Offer under the Portfolio C Agreements, the Purchasers shall receive the benefit of the Offers, and the right to purchase the Aircraft related to such Offers, as set forth in Appendix A.

5.          For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fly and Incline agree that each of them shall cooperate so that, notwithstanding which of Fly or Incline is entitled to exercise the Purchase Options (as defined in the Portfolio D Sale Agreements) under the Portfolio D Sale Agreements, (i) the option to purchase ten (10) of the Option Aircraft (as defined in the Portfolio D Sale Agreements) shall be allocated to NBB, and the option to purchase twenty (20) of the Option Aircraft shall be allocated to each of Fly and Incline, and (ii) each of Fly, Incline and NBB shall receive the benefit of its allocated Purchase Options, as set forth in Appendix B.

6.          The parties each hereby represent and warrant to the other party that:

(a)          all necessary corporate actions have been taken and all authorisations have been obtained for the execution by it of this Letter and the performance of its obligations hereunder, it has the power to enter into this Letter and this Letter has been duly executed and delivered by it; and

(b)          its obligations under this Letter are legal, valid and binding and enforceable against it in accordance with its terms (except where such enforceability may be limited by (i) applicable bankruptcy, insolvency, examination, reorganisation or similar laws, and (ii) general principles of equity).

7.          The parties each agree that the provisions of clauses 13.1, 14, 15.1, 15.2, 15.3, 15.4(a), 15.7, 15.11 and 16 of the Portfolio C Sale Agreements shall be incorporated into, and shall apply to, this Letter, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Letter to be duly executed by their duly authorized officers as of the day and year first above written.

FLY LEASING LIMITED

By:	/s/	Colm Barrington
Name:		Colm Barrington
Title:		Chief Executive Officer

INCLINE B AVIATION LIMITED PARTNERSHIP

By: Incline B GP (Cayman) Co., Ltd.
Its: General Partner

By:	/s/	Damon Connery
Name:		Damon Connery
Title:		Alternate Director to Michael Blumenthal

Appendix A

[Attached]

Appendix B

[Attached]